Exhibit 99.2

Harmonic Appoints Harold Covert as New Chief Financial Officer
SAN JOSE, Calif.-October 27, 2015-Harmonic Inc. (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure, today announced Carolyn Aver, chief financial officer, is leaving the company. Effective immediately, Harold “Hal” Covert is appointed to the position of chief financial officer. Ms. Aver will assist with the transition through the end of the year.
“We are delighted to have Hal join the Harmonic executive team,” said Patrick Harshman, Harmonic’s President and CEO. “Hal brings financial, strategic and executive leadership skills that will be a tremendous asset to Harmonic as we drive our next phase of growth and profitability.”
Mr. Covert, who has stepped down from Harmonic’s board to assume the CFO position, brings extensive public company financial and executive management experience. He has served as CFO of Lumos Networks, Silicon Image, Openwave and Adobe, and on the board of directors of several public companies including Lumentum, JDS Uniphase and Harmonic.
“I am excited to be joining the Harmonic management team at this dynamic time in the evolution of the company and the industry,” said Mr. Covert. “I believe Harmonic will be successful as we continue to move through the product transitions underway, and that I can have a timely and meaningful positive impact as the company works to capitalize on the opportunities in front of us to increase shareholder value.”
Carolyn Aver is leaving Harmonic to join her husband in running their family winery.
Separately, George Stromeyer, senior vice president of worldwide sales will be leaving the company to pursue other opportunities.
Patrick Harshman continued by saying “Carolyn and George have both made significant contributions to our business. I thank them and wish them well in their future endeavors.”
About Harmonic Inc.
Harmonic (NASDAQ: HLIT) is the worldwide leader in video delivery infrastructure for emerging television and video services. Harmonic enables customers to produce, deliver, and monetize amazing video experiences, with unequalled business agility and operational efficiency, by providing market-leading innovation, high-quality service, and compelling total-cost-of-ownership. More information is available at www.harmonicinc.com.

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Harold Covert	Blair King
Chief Financial Officer	Investor Relations
Harmonic Inc.	Harmonic Inc.
+1.408.542.2500	+1.408.490.6172